Exhibit 4



Share Pledge Agreement




by and between




Charles B. Wang, 1535 Old Country Road, Plainview, NY  11803, USA

                                                   (the Pledgor)




and




Careal Holding AG, Utoquai 49, PO Box 5073, 8022 Zurich, Switzerland

                                                   (the Pledgee)

     WHEREAS,

     (a) the Pledgor and the Pledgee are parties to the Loan Agreement as defined in Section 1;

     (b) in order to secure the performance of Pledgor's obligations under the Loan Agreement, the Pledgor has agreed to provide a first-priority pledge over his shares of Computer Associates International, Inc. ("CA") as defined in Section 2, to secure the claims of the Pledgee under the Loan Agreement;

     NOW, THEREFORE, the parties hereby agree as follows:

1.   Definitions

     All terms used herein but not defined shall have the meaning ascribed to them in the Loan Agreement.

     The following terms used in this Share Pledge Agreement are defined as follows:

     "Enforcement Event" means the occurrence of an Event of Default, in accordance with Section 7 of the Loan Agreement.

     "Loan Agreement" means the Loan Agreement dated April 3, 2003 and originally made between the Pledgor as Borrower and the Pledgee as Lender as from time to time modified, supplemented or varied in any manner or respect whatsoever.

2.   Pledge of Shares

2.1  Object of Pledge

     The Pledgor hereby grants a pledge over 2,681,221 shares of common stock of Computer Associates International, Inc. represented by Certificate Nos. NU 119282 (representing 1,000,000 shares), NU 119283 (representing 1,000,000 shares), and NU 119284 (representing 1,000,000 shares) (the "Shares") to the Pledgee.

     The Pledgor shall have the right to deliver to the Pledgee a Certificate representing 681,221 shares of common stock of Computer Associates International, Inc. in exchange for the Certificate No. NU 119284.



                                    2 | 7

2.2  Secured Claim

     The pledge over the Shares granted hereby shall serve as a Security for the Pledgee for all the obligations of the Pledgor to the Pledgee under the Loan Agreement in accordance with the terms thereof.

2.3  Transfer of Shares

     All the original signed stock certificates constituting the pledged Shares shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory in form and substance to Pledgee and by such other instruments or documents as Pledgee may request and shall be delivered to Pledgee on or prior to the execution and delivery of this Share Pledge Agreement.

     The Pledgee is entitled at any time to place the pledged Shares deposited with third parties in its own custody.

3.   Shareholder Rights

3.1  Dividend and other Entitlements

     Until the occurrence of an Enforcement Event all rights to dividends, and all other pecuniary rights arising out of the Shares (including, without limitation, the pre-emptive right upon issuance of new shares, the right to be allotted shareholder options, the right to receive a dividend in kind or stock dividend, but not the right to liquidation proceeds upon liquidation of CA) shall remain with the Pledgor.

3.2  Other Shareholder Rights

     Until the occurrence of an Enforcement Event all other shareholder rights in the Shares, including without limitation voting rights and rights related thereto, shall accrue to the benefit of the Pledgor.

     The Pledgee undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights and rights related thereto. Upon the occurrence of an Enforcement Event the voting rights shall automatically pass to the Pledgee. The Pledgor hereby undertakes to exercise the voting rights in the Shares in a manner consistent with his obligations under the Loan Agreement for the benefit of the Pledgee and




                                    3 | 7
     in a manner that otherwise will not lead to a material deterioration in value of the Shares.

4.   Redelivery of Shares

     The Shares shall be redelivered to the Pledgor within 5 (five) Business Days only after he is discharged from all of his obligations under the Loan Agreement in accordance with its terms.

5.   Enforcement of Pledge

     Upon the occurrence of an Enforcement Event, the Pledgee shall have the right but not the obligation, after having given the Pledgor 5 (five) Business Days' prior notice thereof, to realize, on the open market, the pledge without regard to the formalities provided in the Swiss Federal Code on Debt Collection and Bankruptcy and to apply the proceeds towards the satisfaction of his secured claims pursuant to Section 2.2. The Pledgee, however, shall be obligated to realize the pledge at fair market value only.

     Notwithstanding the foregoing and the provision of Article 41 of the Swiss Federal Code on Debt Collection and Bankruptcy, the Pledgee is at the liberty to institute or pursue the regular debt enforcement proceedings without having first realized the Shares or institute proceedings for the realization of the said Security. The Pledgee may choose at its discretion whether to realize the pledge by forced or by private sale. Proceeds from the enforcement of the Shares shall remain pledged in favour of the Pledgee until full repayment of all debts referred to above. Any surplus shall be reimbursed to the Pledgor.

6.   Representations and Warranties

     The Pledgor represents and warrants as follows:

     (a) the Shares are duly and validly issued by CA and do not contain any restrictive legend;

     (b) as of execution of this Agreement, the Shares are held by the Pledgor in free and unencumbered property, and are not subject to any security other than as provided in this Share Pledge Agreement;



                                    4 | 7

     (c) the pledge granted to the Pledgee under this Agreement will create a valid, perfected and enforceable first ranking security interest in the Shares in favour of the Pledgee.

7.   Covenants

     The Pledgor hereby undertakes to the Pledgee, to do as follows for so long as the pledge constituted under this Share Pledge Agreement shall remain in effect:

     (a) not make or consent to any amendment or other modification or waiver with respect to the Shares;

     (b) not to sell, transfer, or create a subsequent security on any of the Shares without the prior written consent of the Pledgee;

     (c) shall at all times during this Agreement, at Pledgor's expense, take all legal or other action which are reasonably necessary to safeguard all of his rights and the rights of the Pledgee under the Shares;

     (d) upon enforcement of the pledge pursuant to Section 5 hereof to do all acts and things as the Pledgee requires or are necessary or useful, and procure that any and all such acts and things be done, to properly effect any transfer of the Shares to a new owner, free of any security on any of the Shares so transferred.

8.   General Provisions

8.1  Effect on Third Parties

     No person other than the parties hereto shall have any rights or benefits under this Share Pledge Agreement, and nothing in this Share Pledge Agreement is intended to confer on any person other than the parties hereto any rights, benefits or remedies.

8.2  Severability

     In the event that any one or more of the provisions contained in this Share Pledge Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Share Pledge Agreement or any other such instrument.



                                    5 | 7

8.3  Notices

     All notices, requests, demands and other communications under this Agreement shall be in writing by letter or telefax and shall be addressed to:

     if to the Lender:
     ----------------

     Walter Haefner, Careal Holding AG, Utoquai 49, PO Box 5073, 8022 Zurich, Switzerland

     if to the Borrower:
     ------------------

     Charles B. Wang, c/o Ms. Judith Cedeno, Computer Associates
     International, Inc., One Computer Associates Plaza, Islandia, New York 11775, USA

     with a copy to:
     --------------

     Robert T. Bell, Park 80 West, Plaza Two, Suite 510, Saddle Brook, New Jersey 07633, USA

     Han-Hsien Tuan, Yi Tuan & Brunstein, 350 Fifth Avenue, Suite 5411, New York, New York 10118, USA

8.4  Amendments and Waivers

     This Share Pledge Agreement may only be modified or amended by a document signed by all parties. Any provision contained in this Share Pledge Agreement may only be waived by a document signed by the party waiving such provision.

9.   Applicable Law and Jurisdiction

     This Share Pledge Agreement shall be governed by, and construed in accordance with the substantive laws of Switzerland.

     All disputes arising out of or in connection with this Share Pledge Agreement shall be settled exclusively before the ordinary courts of the Canton of Zurich, place of jurisdiction being Zurich 1.



                                    6 | 7

     Plainview N.Y.  04/03/03                Zurich, 04/03/03
     ------------------------------        ------------------------------
     Place, Date                           Place, Date

     Charles B. Wang, as Pledgor           Careal Holding AG, as Pledgee


     /s/ Charles B. Wang                   /s/ Walter Haefner
     ------------------------------        ------------------------------
                                           Walter Haefner


                                    7 | 7